Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

GENERAL GROWTH PROPERTIES, INC. ANNOUNCES PLAN TO
SPIN-OFF 30-MALL PORTFOLIO TO ITS STOCKHOLDERS

Chicago, Illinois, August 1, 2011 — General Growth Properties, Inc. (NYSE: GGP) (“GGP” or the “Company”) today announced the Company’s Board of Directors approved a plan to spin-off a 30-mall portfolio, totaling 21.1 million square feet, to holders of GGP common stock in the form of a taxable special dividend.  The dividend is expected to be comprised of common stock in Rouse Properties, Inc. (“Rouse”), a recently formed company to which GGP plans to transfer the portfolio.  This distribution is expected to be made on a pro rata basis to holders of GGP common stock as of the dividend record date.  Rouse is expected to qualify as a Real Estate Investment Trust (“REIT”) and be listed on the New York Stock Exchange.

Rouse is currently 87.7% leased and offers significant opportunities to enhance value through the execution of rigorous asset management strategies, including redevelopment.  Given the distinct profile of this portfolio relative to GGP’s core mall portfolio, the Company believes a spin-off of these malls will enhance shareholder value by enabling each entity to more effectively pursue a business strategy that is appropriate for its specific needs.  While other divestiture options were carefully considered, a spin-off represents an efficient execution that enables shareholders to participate in the potential upside from the repositioning of the Rouse portfolio.  Currently, Rouse represents approximately 7% of GGP’s net operating income.

Chief Executive Officer, Sandeep Mathrani, commented, “This is a win-win transaction that enables GGP shareholders to participate in Rouse’s significant growth potential as a standalone entity and efficiently streamlines GGP into a highly focused, premier mall owner.”

This special dividend is anticipated to be declared during the fourth quarter of 2011; however, it remains subject to the Securities and Exchange Commission reviewing and declaring effective Rouse’s Form 10 registration statement, which the Company expects to file later this month, as well as the satisfaction of a number of other conditions, including third party consents.  We cannot be certain this distribution will proceed or proceed in the manner as currently anticipated.  Should this special dividend be distributed in the manner and timeframe as currently anticipated it will satisfy a portion of GGP’s 2011 REIT taxable income distribution requirement.

A schedule of the Rouse properties can be found in the attached Table I.  Additional information about this planned distribution can be found in the “Rouse Information Package” under the Investor Relations section of the Company’s website at www.ggp.com.

MEDIA CONTACT:	INVESTOR CONTACT:
David Keating	Andrew Joa
Vice President of Corporate Communications	Vice President, Investor Relations
(312) 960-6325	(312) 960-5770
david.keating@ggp.com	andrew.joa@ggp.com

Table I: Rouse Properties, Inc. Property Listing:

	Mall	City	State	Total GLA(1)

1	Animas Valley Mall	Farmington	New Mexico	463,168
2	Bayshore Mall	Eureka	California	612,991
3	Birchwood Mall	Port Huron (Detroit)	Michigan	725,093
4	Cache Valley Mall	Logan	Utah	497,535
5	Chula Vista Center	Chula Vista (San Diego)	California	874,241
6	Collin Creek	Plano	Texas	1,020,138
7	Colony Square Mall	Zanesville	Ohio	492,025
8	Gateway Mall	Springfield	Oregon	817,624
9	Knollwood Mall	St. Louis Park (Minneapolis)	Minnesota	464,619
10	Lakeland Square	Lakeland (Orlando)	Florida	884,075
11	Lansing Mall	Lansing	Michigan	834,812
12	Mall St. Vincent	Shreveport-Bossier City	Louisiana	532,814
13	Newpark Mall	Newark (San Francisco)	California	1,114,322
14	North Plains Mall	Clovis	New Mexico	303,188
15	Pierre Bossier Mall	Bossier City (Shreveport)	Louisiana	611,879
16	Sikes Senter	Wichita Falls	Texas	667,506
17	Silver Lake Mall	Coeur D’Alene	Idaho	325,046
18	Southland Center	Taylor	Michigan	903,210
19	Southland Mall	Hayward	California	1,264,993
20	Spring Hill Mall	West Dundee (Chicago)	Illinois	1,167,540
21	Steeplegate Mall	Concord	New Hampshire	479,110
22	The Boulevard Mall	Las Vegas	Nevada	1,176,872
23	The Mall at Sierra Vista	Sierra Vista	Arizona	365,853
24	Three Rivers Mall	Kelso	Washington	419,477
25	Valley Hills Mall NC	Hickory	North Carolina	933,668
26	Vista Ridge	Lewisville (Dallas)	Texas	1,062,721
27	Washington Park Mall	Bartlesville	Oklahoma	356,691
28	West Valley	Tracy (San Francisco)	California	884,673
29	Westwood Mall	Jackson	Michigan	507,859
30	White Mountain Mall	Rock Springs	Wyoming	303,619

	TOTAL			21,067,362

(1) Represents total mall area, including anchor Gross Leasable Area (GLA)

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FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements.  Actual results may differ materially from the results suggested by these forward-looking statements, for a number of reasons, including, but not limited to, our ability to refinance, extend, restructure or repay our remaining debt (including that of our Unconsolidated Real Estate Affiliates) with maturities in the short to intermediate term, our ability to raise capital through equity issuances, asset sales or the incurrence of new debt, retail and credit market conditions, impairments, our liquidity demands and retail and economic conditions. Readers are referred to the documents filed by General Growth Properties, Inc. with the Securities and Exchange Commission, which further identify the important risk factors that could cause actual results to differ materially from the forward-looking statements in this release.  The Company disclaims any obligation to update any forward-looking statements.

ABOUT GGP

GGP is one of the nation’s largest shopping center owners. GGP has ownership and management interest in 166 regional and super regional shopping malls in 43 states. The company portfolio totals 169 million square feet of space. A publicly-traded real estate investment trust (REIT), GGP is listed on the New York Stock Exchange under the symbol GGP.